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                                                               Filed pursuant to
                                                                  Rule 424(b)(1)
                                                      Registration No. 333-68875

PROSPECTUS


                         AMERICAN EAGLE OUTFITTERS, INC.
                              150 THORN HILL DRIVE
                       WARRENDALE, PENNSYLVANIA 15086-7528
                                 (724) 776-4857

                                 500,000 SHARES
                                  COMMON STOCK


                      ------------------------------------



         All of the 500,000 shares of our Common Stock covered by this Prospectus (the "Shares") may be offered for sale from time to time by and for the account of certain of our shareholders (the "Selling Shareholders") as more fully described in this Prospectus. We will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Use of Proceeds," "Selling Shareholders," and "Plan of Distribution."

         This Prospectus relates to 500,000 shares of Common Stock that we originally issued to Sam Forman, former President of American Eagle, prior to our initial public offering. The Selling Shareholders acquired the Shares as members of a limited liability company that purchased the Shares in 1995 from Mr. Forman in a private transaction. In December, 1998, the Shares were distributed to the Selling Shareholders in a partial redemption of their interest in the limited liability company. See "Selling Shareholders."

         The Selling Shareholders, directly or indirectly through agents, broker-dealers, or underwriters to be designated, may sell the Shares, from time to time on terms to be determined at the time of sale. To the extent required, we will provide the following information in an accompanying supplement to this Prospectus ("Prospectus Supplement"):

-        the specific Shares to be sold;

-        the public offering price; and

- the names of any such agent, broker-dealer, or underwriter and any applicable commission or discount.

The Selling Shareholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.


                          -----------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN EAGLE, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER, DEALER, OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      ------------------------------------


The Common Stock is listed on the Nasdaq National Market under the symbol "AEOS." On December 22, 1998, the closing price per share of the Common Stock on the Nasdaq National Market was $64.00.


                The date of this prospectus is December 23, 1998

                                TABLE OF CONTENTS


  Available Information ...........................................   2
  Information Incorporated By Reference ...........................   2
  The Company .....................................................   3
  Use of Proceeds .................................................   3
  Selling Shareholders ............................................   3
  Plan of Distribution ............................................   4
  Experts .........................................................   4
  Legal Matters ...................................................   4


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and its rules and regulations. Under the Exchange Act, we must file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The public may inspect and copy such reports, proxy statements, and other information we have filed at:

         Public Reference Room
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549-0001

or at the public reference facilities of the regional offices of the Commission at:

         500 West Madison Street
         Suite 1400
         Chicago, Illinois  60661-2511; and

         7 World Trade Center
         Suite 1300
         New York, New York  10048-1397.

You may obtain information on the Public Reference Room's operation by calling the Commission at 1-800-SEC-0330. Upon payment of the fees prescribed in the Commission's rules and regulations, you may also obtain copies of such materials from:

         Public Reference Section
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549

In addition, you may access these materials electronically by means of the Commission's home page on the Internet at:

          http://www.sec.gov.

         Our common stock is listed on the Nasdaq National Market, and accordingly you may inspect and copy our reports and other information at:

         Nasdaq Stock Market
         1735 K. Street N.W.
         Washington, D.C. 20006-1504

         We have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and its rules and regulations, a Registration Statement on Form S-3, as it may be amended (the "Registration Statement"), with respect to the Shares offered by this Prospectus. However, this Prospectus does not contain all of the information included in the Registration Statement. Pursuant to the Commission's rules and regulations, we have omitted certain portions of the Registration Statement. Any statements contained in this Prospectus or in any document incorporated by reference into this Prospectus concerning the provisions of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement being qualified in its entirety by such reference. You may inspect and copy the Registration Statement (and its exhibits) from the Commission at prescribed rates at:

         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington D.C. 20549-0001

You may also access these materials electronically by means of the Commission's home page on the Internet at http://www.sec.gov.


                           INFORMATION INCORPORATED BY
                                    REFERENCE

         We incorporate by reference the following documents, which we have previously filed with the Commission pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act :

         (1) Report on Form 10-K (filed April 24, 1998) for the year ended January 31, 1998;

         (2) Quarterly Report on Form 10-Q and 10- Q/A (filed June 12 and June 15, 1998, respectively) for the quarter ended May 2, 1998;

         (3) Quarterly Report on Form 10-Q (filed September 15, 1998) for the quarter ended August 1, 1998;

         (4) Quarterly Report on Form 10-Q (filed November 24, 1998) for the quarter ended October 31, 1998.

         (5) Proxy Statement for the Annual Meeting of Shareholders held on June 3, 1998, (filed on May 5, 1998);

         (6) Proxy Statement (filed September 28, 1998) for the Special Meeting of Shareholders held on October 22, 1998; and

         (7) Preliminary Proxy Statement (filed December 9, 1998) for the Special Meeting of Shareholders held in January, 1999.

         In addition, we incorporate by reference the description of our Common Stock, which is contained in our Form 8-A (Registration No. 0-23760) filed with the Commission pursuant to Section 12 of the Exchange Act, as the same may be updated in any amendment or report filed for the purpose of updating such description.

         All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Shares by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this document from the date it is filed. Any statement incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will promptly furnish, without charge, a copy of any and all of the information that we have incorporated by reference in this Prospectus upon the written or oral request of any potential investor to:

         William P. Tait, Secretary
         American Eagle Outfitters, Inc.
         150 Thorn Hill Drive
         Warrendale, Pennsylvania 15086-7528.
         (724)776-4857


                                   THE COMPANY

         American Eagle Outfitters, Inc. is a leading specialty retailer of women's and men's quality casual lifestyle apparel, footwear, outerwear and accessories. Our objective is to completely outfit our core customers with American Eagle Outfitters(R) products, which feature:

-        denim, khakis and skirts;
-        wool and cotton sweaters;
-        casual tops and shirts;
-        footwear;
-        outerwear; and
-        accessories such as belts, socks and bags.

As of November 30, 1998, we operated 386 mall-based stores in 41 states principally in the Midwest, Northeast and Southeast. Our principal offices are located at 150 Thorn Hill Drive, Warrendale, Pennsylvania 15086-7528 and our telephone number is (724) 776-4857.


                                 USE OF PROCEEDS

         The proceeds from the sale of the Shares offered by this Prospectus are solely for the Selling Shareholders' account. Accordingly, we will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         S.H.D. Investments, Inc., a California limited liability company ("SHD"), purchased 2,250,000 shares, as adjusted for stock splits (the "Purchased Shares"), of our common stock in a private transaction from Sam Forman, the former President of American Eagle, in February, 1995. Mr. Forman acquired the Purchased Shares prior to our initial public offering. In December 1998, SHD redeemed a portion of the interests in the limited liability company then held by the Selling Shareholders and, in connection with such redemption, distributed the Shares to the Selling Shareholders. After the distribution, SHD owns 1,034,375 shares of our Common Stock. Although neither Selling Shareholder is an affiliate of American Eagle, companies controlled by the Selling Shareholders sell goods and products to us on terms and conditions which are customary in the industry. These relationships are described in our Proxy Statement for our Annual Meeting of Shareholders held on June 3, 1998, which is incorporated herein by reference.

         The following table sets forth certain information regarding the beneficial ownership of our Common Stock by each Selling Shareholder on December 10, 1998:

                                  Number of                         Shares                     Number of
                               Shares Before                         Being                    Shares After
                                the Offering(1)                     Offered                   the Offering(1)
                                ---------------                     -------                   ---------------

Paul Guez                          258,700                          250,000                        8,700


The Guez Family Trust              250,000                          250,000                            0
U/D/T December 6, 1996

(1) In each case, the total number of shares owned by each Selling Shareholder under this registration statement is less than 1% of the total outstanding shares both before and after the offering.

                              PLAN OF DISTRIBUTION

         From time to time the Selling Shareholders, or their pledgees, donees, transferees, and other successors in interest, may offer and sell the Shares covered by this Prospectus. The Selling Shareholders will act independently of American Eagle in making decisions with respect to the timing, manner, and size of each sale. To our knowledge, the Selling Shareholders have not entered into any agreement, arrangement, or understanding with any particular brokers or market makers that will participate in the offering.

         The Selling Shareholders may sell Shares in any of the following transactions:

         (i) through broker-dealers;
         (ii) through agents; or
         (iii) directly to one or more purchasers.

Occasionally, the distribution of the Shares by the Selling Shareholders may be effected in one or more transactions in the over-the-counter market, in the Nasdaq National Market, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In connection with the distribution of the Shares or otherwise, the Selling Shareholders may also:

         (1) Enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered under this Prospectus in the course of hedging the positions they assume with the Selling Shareholders;

         (2) Sell shares short and redeliver the Shares to close out such short positions;

         (3) Enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered under this Prospectus, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus; and

         (4) Loan or pledge the Shares registered under this Prospectus to a broker-dealer, and the broker-dealer may sell the Shares so loaned or, upon a default, the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Underwriters, broker-dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholders in amounts to be negotiated in connection with each sale of the Shares. Such underwriters, broker-dealers, or agents who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any commissions, discounts, or concessions received by any such underwriters, broker-dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offer is made, to the extent required, we will distribute a Prospectus Supplement which will set forth:

-        the aggregate number of Shares being
         offered;

- the terms of the offering, including the name or names of any underwriters, broker-dealers, or agents;

- any commissions, discounts, or concessions and other items constituting compensation from the Selling Shareholders; and

- any commissions, discounts, or concessions allowed or repaid to broker-dealers.

         Certain of the underwriters, broker-dealers, agents, or the Selling Shareholders may have other business relationships with us and our affiliates in the ordinary course of business.

         The Selling Shareholders have agreed to indemnify us and certain other related parties for certain liabilities in connection with the registration of the Shares offered by this Prospectus.

                                     EXPERTS

         The consolidated financial statements of American Eagle Outfitters, Inc. as of January 31, 1998, February 1, 1997, and February 3, 1996 and for the years ended January 31, 1998, February 1, 1997, the six months ended February 3, 1996 and the year ended July 29, 1995, which we have incorporated by reference into this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their respective reports thereon in reliance upon such reports given upon such firm's authority as experts in auditing and accounting.

         With respect to the unaudited consolidated financial information of American Eagle for the quarters ended May 2, 1998, August 1, 1998, and October 31, 1998, incorporated by reference into this Prospectus, Ernst & Young have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in American Eagle's Quarterly Reports on Form 10-Q for the quarters ended May 2, 1998, August 1, 1998, and October 31, 1998, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered by this Prospectus has been passed upon for American Eagle by Porter, Wright, Morris & Arthur, Columbus, Ohio.

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